Exhibit 99.2

Certification of Principal Financial Officer Pursuant to 31 CFR Section 30.15

I, Larry E. Lentych, Chief Financial Officer, certify, based on my knowledge, that:

(i)
The Executive Compensation and Human Resources Committee of 1st Source Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between 1st Source Corporation and Treasury and ending with the last day of 1st Source Corporation’s fiscal year containing that date, the senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to 1st Source Corporation;

(ii)
The Executive Compensation and Human Resources Committee of 1st Source Corporation has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of 1st Source Corporation and during the same applicable period has identified any features of the employee compensation plans that pose risks to 1st Source Corporation and has limited those features to ensure that 1st Source Corporation is not unnecessarily exposed to risks;

(iii)
The Executive Compensation and Human Resources Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of 1st Source Corporation to enhance the compensation of an employee, and has limited any such features;

(iv)
The Executive Compensation and Human Resources Committee of 1st Source Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)
The Executive Compensation and Human Resources Committee of 1st Source Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of 1st Source Corporation;

(B)	Employee compensation plans that unnecessarily expose 1st Source Corporation to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of 1st Source Corporation to enhance the compensation of an employee;

(vi)
1st Source Corporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)
1st Source Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between 1st Source Corporation and Treasury or June 15, 2009 and ending with the last day of 1st Source Corporation’s fiscal year containing that date;

(viii)
1st Source Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between 1st Source Corporation and Treasury or June 15, 2009 and ending with the last day of 1st Source Corporation’s fiscal year containing that date;

(ix)
The board of directors of 1st Source Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between 1st Source Corporation and Treasury; this policy has been provided to Treasury and its primary regulatory agency; 1st Source Corporation and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x)
1st Source Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between 1st Source Corporation and Treasury or June 15, 2009 and ending with the last day of 1st Source Corporation’s fiscal year containing that date;

(xi)
1st Source Corporation hereby discloses that it has not offered during the period beginning on the later of the closing date of the agreement between 1st Source Corporation and Treasury or June 15, 2009 and ending with the last day of 1st Source Corporation’s fiscal year containing that date any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)
No compensation consultant has been engaged by 1st Source Corporation, the board of directors of 1st Source Corporation, or the Executive Compensation and Human Resources Committee of 1st Source Corporation during the period beginning on the later of the closing date of the agreement between 1st Source Corporation and Treasury or June 15, 2009 and ending with the last day of 1st Source Corporation’s fiscal year containing that date;

(xiii)
1st Source Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between 1st Source Corporation and Treasury or June 15, 2009 and ending with the last day of 1st Source Corporation’s fiscal year containing that date;

(xiv)
1st Source Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between 1st Source Corporation and Treasury, including any amendments;

(xv)
1st Source Corporation has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)	I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001)

Date:  February 19, 2010

By              /s/  LARRY E. LENTYCH
                   Larry E. Lentych, Chief Financial Officer